EXHIBIT 11
                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE



                                                        Three Months Ended
                                                            March 31
                                                       -----------------
                                                     1996           1996             1995
                                                     ----           ----             ----
                                                   Primary     Fully Diluted

Net earnings (loss)                               $(234,000)      $(234,000)        $(78,000)
                                                   ========        =========        ========


Weighted average shares                           5,400,026       5,400,026        7,800,000
  outstanding during the period

Common and common stock                             179,412         277,273              -
  equivalent shares using the                       -------         -------
  treasury stock method

Total shares outstanding for                      5,579,438       5,677,299        7,800,000
                                                  =========       =========        =========
  purposes of calculating primary
   and fully diluted earnings (loss)
    per share

Primary earnings (loss) per                            (.04)                           (.01)
   common and common equivalent share                 =====                           =====

Fully diluted earnings (loss) per                                     (.04)            (.01)
   common and common equivalent share                                 =====            =====
